NEWS RELEASE

CONTACT:	Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC.
ANNOUNCES ACQUISITION OF INDUSTRIAL PARAMEDIC SERVICES

Houston, Texas, May 3, 2012 – DXP Enterprises, Inc. (NASDAQ: DXPE) announced today the completion of the acquisition of Industrial Paramedic Services ("IPS"), a leading provider of industrial medical and clinical services to industrial clients operating in remote locations and large facilities in Western Canada.

Founded in 1995, Industrial Paramedic Services is headquartered in Calgary, Alberta and operates out of three locations in Calgary, Nisku and Dawson Creek.  IPS is focused on serving customers in the oil and gas, forestry, mining and construction markets in Western Canada with a substantial footprint in the Alberta Oil Sands.

Financial terms of the transactions were not disclosed.  The purchase price was financed with borrowings under DXP's existing credit facility, promissory notes and shares of DXP common stock.  Signing of the definitive agreement occurred on May 2, 2012.  Sales and adjusted EBITDA for the last twelve months ending April 30, 2012 were approximately $21 million and $4 million, respectively.  Adjusted EBITDA was calculated as income before tax, plus interest, depreciation and amortization, and non-recurring items that will not continue after the completion of the acquisition.

David Little, Chief Executive Officer, stated, “We are very pleased to announce our acquisition of IPS.  Along with our HSE announcement, IPS will expand our medic services offering in Canada and provide us with an opportunity to better serve our customer needs.  IPS is a premium, pure-play provider of industrial medical services.  We think we can leverage their business model and expertise.  We are excited to partner with the innovative and talented team at IPS.”

Kent Yee, Senior Vice President Corporate Development, added further, "IPS complements our recent announcement of our agreement to acquire HSE and provides us with scale and expertise within the medic services market.  Pro-forma, assuming a HSE closing, we will have over $120 million in sales and $17 million in EBITDA, respectively in Canada.  We believe the added mix of expertise and geographic reach will allow us to better serve our customer needs.  We anticipate this acquisition to be accretive to earnings."

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, safety and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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